Exhibit 10.52

                          PURCHASE AND SALE AGREEMENT


          THIS AGREEMENT is made and entered into this 9th day of October, 1996, by and between Holly Property Holdings, Inc., a Washington corporation and subsidiary of Wellsford Residential Property Trust, a Delaware-corporation (the "Seller"), and Jerry W. and Diane E. Thompson (the "Purchaser").

          A. Seller is the owner of the Land and Improvements (as defined below), including an apartment project known as the Silver Ridge Apartments located in Tacoma, Washington.

          B. Seller desires to sell and Purchaser desires to purchase the apartment project and related real and personal property upon the terms and conditions hereinafter set forth.

Seller and Purchaser agree as follows:

     1.   Definitions.  For purposes of this Agreement:

          "Agreement" means this Agreement and all Exhibits and Schedules thereto.

          "Escrow Agent" means Pierce County Escrow.

          "Improvements" means all improvements any portion of which are located on the Land;

          "Land" means the land described in Schedule 1 hereto;

          "Leases" means those leases, rental agreements and tenancies affecting the Land or Improvements which are listed in Schedule 9.2, all leases, rental agreements and tenancies affecting the Land or the Improvements entered into after the date hereof in compliance with this Agreement, and all refundable tenant deposits thereunder;

          "Personal Property" means (i) all of Seller's interest in the Leases;
(ii) all supplies, tools, decorations, furniture, furnishings, fixtures, equipment, machinery, landscaping and other tangible personal property, except for any on-site computer and any related software, owned by Seller and used by it in connection with the management, operation, maintenance and repair of the Property; and (iii) Seller's interest, if any, in all trade names, telephone numbers and telephone listings used by Seller exclusively in connection with the Property;

          "Property" means the Real Property and the Personal Property;

          "Real Property" means the Land and all Improvements, Seller's interest in any easements, covenants and other rights appurtenant to the Land, and Seller's interest in any land lying in the right-of-way of any street or highway in front of or adjoining the Land to the center line thereof and in any award for any taking by condemnation or for any damage to the Land by reason of any change of grade of any street or highway; and

          "Title Company" means Puget Sound Title Company.

     2. Contract of Sale. On the Closing Date, Seller shall sell and Purchaser shall purchase the Property at the price and upon the terms and conditions set forth in this Agreement.

     3.   Purchase Price; Payment Terms.

          3.1 Purchase Price. The purchase price (the "Purchase Price") shall be One Million Four Hundred and Sixty Thousand Dollars ($1,460,000.00) and shall be paid in cash at closing.

          3.2 Payment Terms. The portion of the Purchase Price payable in cash at Closing shall be paid by (a) Purchaser's delivery to Escrow Agent of a certified check payable to the order of Escrow Agent's Trust Account and drawn on a bank or savings and loan association having a banking office in the State of Washington or (b) wire transfer of immediately available federal funds to Escrow Agent's Trust Account.

     4. Allocation of Purchase Price. The Purchase Price shall be allocated among the items comprising the Property in the manner set forth in Exhibit A hereto.

     5.   Contingencies.

          5.1 Inspection Contingencies. The offer to purchase by Purchaser contained in this Agreement and Purchaser's obligation to close title under this Agreement are contingent upon completion of each of the following due diligence items: (a) Purchaser's physical inspection of the Property and each space therein by consultants of Purchaser's choice; (b) Purchaser's confirmation that the Property is properly licensed with all federal, state and local governmental authorities; (c) Purchaser's confirmation that all required certificates of occupancy have been issued for the use of the Property as a residential apartment complex; (d) Purchaser's confirmation that the Property is in compliance with zoning laws of Pierce County, Washington and review of any zoning opinions in Seller's possession, custody or control; (e) Purchaser's review of any hazardous waste inspection reports in Seller's possession, custody or control; (f) Purchaser's conduct, at Purchaser's option and sole expense, of a hazardous waste inspection of the Property and each apartment and space therein by consultants of Purchaser's choice; (g) Purchaser's review of all leases, options to purchase, warranties, occupancy agreements and any and all applications to lease submitted prior to the date of this Agreement, currently affecting the tenancy of each apartment and space in the Property, and verification of the payment history of all tenants currently occupying the apartments and spaces in the Property, and (h) Purchaser's review of any and all real estate and other tax bills relating to the Property in Seller's possession, custody or control. All of such inspections, confirmations, and reviews shall be satisfactory to Purchaser in its sole and uncontrolled discretion.

          Purchaser shall have until 5:00 P.M. on the day thirty (30) days after the date of execution of this Agreement by both parties (the "Inspection Contingency Date") to satisfy or waive the inspection contingencies set forth in this Section 5.1 and to give Seller notice that such inspection contingencies have been satisfied or waived. If Purchaser shall not satisfy or waive such inspection contingencies and give Seller such notice on or before the Inspection Contingency Date, then this Agreement shall be automatically terminated.

          Purchaser shall pay all costs of its inspection and testing. Purchaser shall repair any damage to the Property caused by Purchaser's inspection of the physical condition of the Property. Purchaser shall defend, indemnify and hold Seller harmless from and against any and all damages, expenses, claims or liabilities for personal injury or property damage caused by Purchaser's inspection of the physical condition of the Property and all obligations to and liens of any contractor, agent or representative employed by Purchaser. The provisions of this Section shall survive the Closing or termination of this Agreement by either party for any reason.

          5.2 Financing Contingency. The offer to purchase by Purchaser contained in this Agreement and Purchaser's obligation to close title under this Agreement are contingent upon Purchaser obtaining a written loan commitment which shall include terms and conditions with respect to interest rate, loan fees, and loan to value ratios that are within normal industry standards and market rates for loans on similar type properties utilizing FNMAE DUS underwriting criteria. Within three (3) business days after the Purchaser's notification to Seller that all inspection contingencies have been satisfied or waived, Purchaser shall submit a written application to a lender and, thereafter, shall use reasonable efforts to obtain such written approval prior to the Closing Date. If Purchaser is unable to obtain from lender and supply to Seller such written approval within sixty (60) days following the satisfaction and waiver of Purchaser's inspection contingencies (the "Financing Contingency Date"), then this Agreement shall be automatically terminated.

     6. Earnest Money. Purchaser has deposited with Seller or Title Company as earnest money the sum of Fifteen Thousand Dollars ($15,000.00) (the "Earnest Money") in the form of an Earnest Money promissory note in favor of the Seller due in full in cash or cashier's check upon the Purchaser's notification to Seller that all inspection contingencies have been satisfied or waived, subject to removal of contingencies by Purchaser. Upon Purchaser's payment of the cash or cashier's check Earnest Money, Purchaser shall give Pierce County Escrow instructions to place said Earnest Money into a federally insured, individual, interest bearing account in a Tacoma or Seattle bank of Purchaser's choice.
The Earnest Money, together with any interest earned thereon, shall be credited against the Purchase Price at Closing, except in the event of termination of this Agreement or a default, in which event the interest shall be paid to the party entitled to receive the Earnest Money.

     7.   Closing; Seller's Deliveries at Closing.

          7.1 Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 A.M. on the first business day thirty (30) days from the removal of Purchaser's financing contingencies, but in any event, not later than one hundred and twenty (120) days from the date of execution of this Agreement. The actual date of Closing is hereinafter referred to as the "Closing Date". Closing shall take place through an escrow at the offices of Escrow Agent.

          7.2 Seller's Deliveries at Closing. At Closing, Seller shall deliver to Purchaser the following items:

                (a) a bargain and sale warranty deed complying with RCW 64.04.040, conveying the Real Property free and clear of all liens, encumbrances, covenants, restrictions, conditions and adverse claims affecting title, except the Permitted Exceptions;

                (b) an assignment of leases, in the form of Exhibit B hereto, transferring to Purchaser all of Seller's right, title and interest in and to the Leases;

                (c) a bill of sale, in the form of Exhibit C hereto, transferring to Purchaser good and marketable title to all tangible Personal Property (other than the Leases);

                (d) a general assignment, in the form of Exhibit D hereto, transferring to Purchaser all of Seller's right, title and interest in and to those service contracts, warranties, guaranties, licenses, permits and other intangible personal property, that Purchaser elects to have assigned, if permitted by the terms thereof;

                (e) a certification as to Seller's non-foreign status that complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder;

                (f) all original Leases, assigned service contracts, plans and specifications, certificates, licenses, permits, and authorizations relating to the Property, and copies of such other records and files in Seller's possession and relating to the Property as Purchaser may reasonably request;

                (g) any necessary resolutions or authorizations of Seller authorizing the sale of the Property to Purchaser and the execution and delivery of the deed and all other documents and instruments to be executed by Seller pursuant to this Agreement; and

                (h) Any other documents required by this Agreement to be delivered by Seller.

          7.3 Purchaser's Deliveries at Closing. At Closing, Purchaser shall deliver to Seller the Purchase Price, in the manner described in Section 3, and any documents required by this Agreement to be delivered by Purchaser.

          7.4 Possession. Purchaser shall be entitled to possession of the Property at Closing, subject only to the rights of tenants under the Leases.

          7.5 Prorations and Assessments. At Closing the following items shall be prorated between the Seller and Purchaser as of 12:01 A.M. on the Closing Date:

                (a) paid rents;

                (b) real estate taxes;

                (c) charges for water, sewer, steam, gas, electricity and other utility services, if any, on the basis of the fiscal period for which assessed or charged, except that if any of such utility services are metered, apportionment at Closing shall be based on the last available reading, subject to adjustment after Closing when the next reading is available; and

                (d) charges under service contracts actually transferred to Purchaser hereunder or permitted renewals or replacements thereof.

          Seller agrees to pay all assessments, local improvement district
(LID) assessments and bonds related thereto effecting the Real Property at the time of Closing.

          7.6 Accounting for Late Payment of Rents. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant shall be applied in the following order of priority: (i) first to the period prior to the month in which Closing occurred; (ii) then to the month in which Closing occurred; and (iii) then to any month or months following the month in which Closing occurred. If rents or any portion thereof received by Seller or Purchaser after Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorney's fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive Closing.

          7.7 Closing Costs. Seller shall pay all real estate excise taxes applicable to the sale of the Property and the conveyance of title to Purchaser, the title insurance premium for a standard coverage owner's policy of title insurance, and the recording fees for the recordation of the deed and the assignment of leases. Purchaser shall pay all sales taxes with respect to the Personal Property. Purchaser and Seller shall each pay one-half of the escrow fees. Each party shall bear its own attorneys' fees.

     8.   Title Examination.

          8.1   Title Report.  As soon as possible, and in any event within ten
(10) calendar days after this Agreement has been executed by both Seller and Purchaser, Seller shall obtain from the Title Company a current preliminary commitment for a standard coverage owner's policy of title insurance (the "Title Report") covering the Real Property (showing Seller as the owner of the Property) and a copy of all instruments referred to in said Title Report. The Title Report and instruments shall be delivered to Purchaser by Seller immediately upon receipt.

          8.2 Purchaser's Review. Purchaser shall have twenty (20) calendar days after its receipt of the Title Report to give notice to Seller of its approval of any exceptions listed on the Title Report. Exceptions specifically approved by Purchaser shall be deemed to be Permitted Exceptions (as that term is defined in Section 8.3). All exceptions as to which Purchaser does not give notice of approval within such twenty (20) day period shall be deemed to have been rejected by Purchaser. If Seller does not, within ten (10) days after the expiration of such twenty (20) day period, give notice to Purchaser that Seller shall remove all exceptions rejected or deemed rejected by Purchaser (other than exceptions evidencing or securing liquidated obligations to pay money which Purchaser is entitled to remove at Closing pursuant to Section 8.3 hereof), then this Agreement shall automatically be terminated and Seller or Title Company, as the case may be, shall immediately return the Earnest Money Note to Purchaser. In the event that, at any time after delivery of the Title Report, the Title Report is amended to include any liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way or other matters affecting title to the Property not listed as exceptions in the Title Report, as theretofore amended, Seller shall deliver to Purchaser a copy of such amendment and a copy of all instruments relating to additional exceptions referred to in such amendment. In the event Purchaser does not give notice of Purchaser's approval of any such additional exception within ten (10) days from its receipt of such amendment, such additional exception shall be deemed to have been rejected by Purchaser. If Seller does not, within five (5) days after the expiration of such ten (10) day period, give notice to Purchaser that Seller shall remove any new exception rejected or deemed rejected by Purchaser (other than exceptions evidencing or securing liquidated obligations to pay money which Purchaser is entitled to remove at Closing pursuant to Section 8.3 hereof, then this Agreement shall automatically terminate.

          8.3 Condition of Title at Closing. Seller shall convey and Purchaser shall accept a good and marketable title in fee simple, free and clear of all liens and encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way and other matters, subject only to the following (Permitted Exceptions"): (a) the rights and reservations expressed in the U.S. Patent to the Land; (b) the lien of current real estate taxes not yet due and payable; (c) usual and ordinary public utility easements for gas, electric, water, sewer and other utility lines to the Buildings, except to the extent Purchaser in its reasonable judgment determines such easements to be inconsistent with the current use of the Property, (d) zoning regulations and ordinances general to the district in which the Property is located which are not violated by the existing structures or present use thereof, (e) the Leases,
(f) such other title exceptions as may be approved by Purchaser in accordance with Section 8.2. In the event that Seller shall have failed as of Closing to remove any title exception, other than a Permitted Exception, evidencing or securing a liquidated obligation to pay money, Purchaser may either (i) cause such obligation (including any prepayment penalty, yield maintenance premium or similar charge, if any) to be paid, in which event the amount of such payment shall be credited against the Purchase Price, or (ii) elect to take title subject to such exception, in which event the outstanding balance of such payment obligation as of the Closing Date, plus any prepayment premium, yield maintenance premium or similar charge, if any, that would be payable in the event such obligation were paid at Closing, shall be credited against the Purchase Price and such exception shall be deemed a "Permitted Exception."

     9. Seller's Representations and Warranties. As a material inducement to Purchaser entering into this Agreement, Seller represents and warrants to Purchaser as follows:

          9.1 Authority. Seller is a corporation, duly organized, validly existing under the laws of the Stare of Washington, and has the power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of Seller and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          9.2 Leases. A complete list of all current leases, rental agreements and tenancies affecting any portion of the Land or the Improvements, including the name of the tenant, the size of the premises, monthly rent, expiration date, number and terms of any renewal options, if any, and the amount of any security deposit, is set forth in the rent roll attached as
Schedule 9.2 hereto. Seller agrees to supplement such schedule in the event that any such lease is renewed or modified or any further leases are entered into after the date hereof. Except for the leases set forth in Schedule 9.2, there are no other leases, rental agreements, tenancies, licenses or other agreements affecting the occupancy of the Property which would become an obligation of the Purchaser after Closing.

          9.3 No Default in Other Agreements. To the best of Seller's knowledge, Seller is not in default under any agreement affecting the Property, and no event exists which, with the passage of time or the giving of notice or both, will become a default thereunder on the part of Seller or (to the best of Seller's knowledge) any other party thereto.

          9.4 No Breach. To the best of Seller's knowledge, the execution, delivery and performance of this Agreement by Seller does not and will not conflict with or result in a breach of or default under any mortgage or agreement which affects or purports to affect the Property.

          9.5 No Litigation or Adverse Events. To the best of Seller's knowledge, there are no investigations, actions, suits, proceedings or claims pending or threatened against or affecting Seller or the Property, at law or in equity, before or by any governmental authority.

          9.6 Licenses, Permits and Zoning. To the best of Seller's knowledge Seller has received no notices of violation of any building, zoning or land use codes applicable to the Property.

          9.7 Non-Foreign Person. Seller is not a "foreign person" as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended.

          9.8 Definitions. The term "Seller's knowledge" means and includes only the actual knowledge of Daniel M. Kelley, Vice-Chairman of Seller, without giving effect to any principles of imputed or constructive knowledge and without any duty of inquiry.

     10. Seller's Covenants. From and after the date of this Agreement and continuing through Closing, Seller agrees with Purchaser as follows:

          10.1 Access to Records. Seller shall grant Purchaser, its employees, engineers, attorneys, accountants and other representatives, full and complete access during normal business hours to the Property and to all of Seller's records, files and operating statements (including working papers) concerning the Property, including all information in Seller's possession which Purchaser desires to inspect in order to satisfy itself in all respects concerning its purchase of the Property. Purchaser shall be entitled to duplicate or make abstracts of such records, files or financial statements.

          10.2 Risk of Loss. Seller shall retain the risk of loss to the Property by fire or other casualty until the deed of conveyance is delivered to Purchaser. If a loss occurs, Purchaser may elect to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller's rights to insurance proceeds payable in respect of such loss, including the sole right to settle or approve the settlement of any insurance claim, and the Purchase Price shall be reduced by the amount of any deductible and by the amount of any proceeds paid to Seller that are not used for repair and restoration of the Property in a manner approved by Purchaser. Purchaser shall have twenty (20) days after notice of the event to notify Seller as to whether Purchaser elects to proceed with Closing. During such twenty (20) day period, Seller shall cooperate and use its best efforts to provide Purchaser with all information reasonably necessary to evaluate the loss.

          10.3 Eminent Domain. If all or any part of the Property is condemned or if condemnation proceedings are instituted, Purchaser may elect to proceed with Closing without an adjustment in price, in which event Seller shall assign to Purchaser all its rights to the condemnation proceeds, including the sole right to settle or approve the settlement of any condemnation award. Purchaser shall have twenty (20) days after notice of the institution of condemnation proceedings to notify Seller as to whether Purchaser elects to proceed with Closing. During such twenty (20) day period, Seller shall cooperate and use its best efforts to provide Purchaser with all information reasonably necessary to evaluate the scope of the condemnation proceedings.

          10.4 Operation of Property. Seller shall manage and operate the Property in the ordinary and usual manner and preserve its relations with all tenants, suppliers and others having business dealings with it. Seller shall maintain the Property in its present order and condition, reasonable wear and tear excepted.

          10.5 Leases. Without Purchaser's prior written consent, which consent shall not be unreasonably withheld, Seller shall not change the terms and conditions on which Seller rents or leases apartments or other space in the Property, including without limitation, the lease form currently utilized by Seller, Seller's existing requirements as to tenant credit-worthiness, prepaid rent, security deposits and fees and charges payable to Seller by its tenants, except that Seller may, without the consent of Purchaser, increase (but not decrease) the rents to new and renewing tenants and continue any existing rent concession program.

          10.6  Insurance.   Seller shall maintain the existing fire and
extended coverage insurance on the Property until the day after the Closing Date. Seller may cancel all such insurance as of the day after the Closing Date. Any return premiums shall be paid to Seller.

     11.  Purchaser's Representations and Warranties.

          11.1 Purchaser's Authority. As a material inducement to Seller entering into this Agreement Purchaser represents and warrants to Seller that Purchaser is two individuals in good standing under the laws of the State of Washington, and have the power to own all of their properties and assets and to carry on their business as presently conducted. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of Purchaser and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          11.2 Purchaser's Inspection. During the period prior to the Inspection Contingency Date Purchaser will have the opportunity to inspect the Property and to become fully familiar with the physical condition and repair thereof. If Purchaser satisfies or waives the contingencies set forth in
Section 5, then Purchaser shall be conclusively deemed to have accepted the Property "AS IS", with all faults.

          11.3 No Reliance. Before purchasing the Property pursuant to this Agreement, Purchaser will make such inspections and investigations of (i) the physical condition of the Property, (ii) applicable building, land use, zoning or other laws or regulations and compliance of the Property therewith, (iii) the availability or existence of water, sewer or other utilities, any rights thereto, or the area of service of any water, sewer, or other utility districts, (iv) access to any public or private sanitary sewer systems, (v) the presence of any Hazardous Materials (as defined below) on or under the Property, and (vi) all other matters affecting or relating to this transaction as purchaser deems necessary or advisable. In entering into this transaction and this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, or any agent, employee or other representative of Seller, or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally. Purchaser agrees that, by closing escrow and purchasing the Property from Seller, Purchaser will thereby confirm that Purchaser has had the opportunity to fully inspect the Property and Purchaser assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by casual inspection.

          11.4 No Representations. Except as specifically otherwise provided in Section 9 of this Agreement, Seller makes no representations or warranties with respect to and shall have no liability for the condition of, or any conditions affecting, the Property or the suitability of the Property for the Purchaser's intended use, including without limitation: (i) the physical condition of the Property; (ii) any applicable building, land use, zoning or other laws or regulations affecting the Property or with respect to compliance therewith; (iii) the availability or existence of water, sewer or other utilities to the Property, any rights hereto, or the area of service of any water, sewer, or utility districts; (iv) access to any public or private sanitary sewer systems; or (v) the presence of any Hazardous Materials (as defined below) on or under the Property. Without limiting the generality of the foregoing, Seller shall have no liability to Purchaser with respect to the condition of the Property under common law, or any federal, state, or local laws or regulations, including without limitation, the presence or absence of Hazardous Materials (as defined below) on the Property, and Purchaser hereby releases and waives any and all claims which Purchaser has or may have against the Seller with respect to the condition of the Property.

          11.5 Definition. The term "Hazardous Materials" means and includes asbestos containing materials, polychlorinated biphenyls, flammable explosives, radioactive materials, gasoline, oil, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions and any items included in the definition of hazardous or toxic waste, materials or substances under any local, state and federal law relating to the environment or environmental conditions.

     12. Conditions to Purchaser's Obligation to Close. In addition to any contingencies listed in Section 5 above, the obligation of Purchaser to close hereunder shall be subject to the satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by Purchaser in writing):

          12.1 Representations and Warranties True at Closing. The representations and warranties made by Seller in this Agreement shall be true in all material respects as of Closing with the same force and effect as though such representations and warranties had been made or given on and as of the date of Closing.

          12.2 Compliance with Agreement. Seller shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with by it prior to or at Closing.

     13. Conditions to Seller's Obligation to Close. The obligation of Seller to close hereunder shall be subject to satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by Seller in writing):

          13.1 Representations and Warranties True at Closing. The representations and warranties made by Purchaser in this Agreement shall be true in all material respects as of Closing with the same force and effect as though such representations and warranties had been made or given on and as of the date of the
Closing.

          13.2 Compliance with Agreement. Purchaser shall have performed and complied in all material respects with all its obligations under this Agreement which are to be performed or complied with by it prior to or at Closing.

     14. Broker. Seller and Purchaser each represent to the other that neither is represented by any broker, agent or finder in connection with this transaction, except Cain and Scott, Inc. (the "Broker"). Craig F. Knowlton, CCIM of Cain and Scott, Inc. hereby discloses that he is a licensed real estate agent in the State of Washington and that he and Cain and Scott, Inc. represent the Seller in this transaction. Seller shall pay a commission to the Broker pursuant to a separate agreement. Each party agrees to indemnify and hold the other party harmless from and against any and all liability, costs, damages, causes of action or other proceedings instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying party in the purchase and sale of the Property or in any manner whatsoever in connection with this transaction.

     15.  Failure of Seller or Purchaser to Perform.

          15.1 Purchaser's Remedies. If Seller shall default in the performance of its obligation under this Agreement to sell the Property to Purchaser, then Purchaser may elect to either (i) obtain a refund of the Earnest Money, and, if Purchaser so elects, Escrow Agent shall immediately pay the Earnest Money to Purchaser as Purchaser's sole and exclusive remedy, or
(ii) institute an action for specific performance to enforce Seller's obligations under this Agreement to convey title to the Property to Purchaser.

          15.2 Seller's Remedies. If Purchaser shall default in the performance of its obligation under this Agreement to purchase the Property from Seller, then Escrow Agent shall immediately pay the Earnest Money to Seller as liquidated damages for all damages suffered by Seller, including without limitation, the loss of its bargain, which shall be Seller's sole and exclusive remedy.

     16. Termination. This Agreement may be terminated only by the mutual written consent of the parties or by reason of default or otherwise as expressly provided in this Agreement. In the event of such termination, all obligations of the parties to each other shall terminate; both parties shall be relieved and released of and from any and all further liability under this Agreement, and, except in the event Purchaser shall default in the performance of its obligation under this Agreement to purchase the Property from Seller, the Earnest Money shall be promptly paid to Purchaser.

     17.  Indemnification.

          17.1 Indemnification by Seller. Seller shall defend, indemnify and hold Purchaser harmless from and against, and reimburse Purchaser on demand for, any and all obligations, losses, liabilities, claims, cost or expense (including reasonable attorneys' fees), whether direct, contingent or consequential, resulting from claims asserted against Purchaser by any third party relating to the Property and arising out of actions or circumstances occurring before Closing, other than claims arising from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement.

          17.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold Seller harmless from and against, and reimburse Seller on demand for, any and all obligations, losses, liabilities, claims, cost or expense (including reasonable attorneys' fees), whether direct, contingent or consequential, resulting from claims asserted against Seller by any third party relating to the Property and arising out of actions or circumstances occurring on or after Closing, other than closing arising from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement.

     18. Tax-Deferred Exchange. Seller acknowledges that Purchaser may seek to structure this transaction as a tax-deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986. Seller agrees to cooperate with Purchaser in so structuring this transaction provided that any such cooperation shall not result in Seller incurring any additional liability or cost in addition to those costs otherwise provided for in this Agreement and that Seller shall not be required to take title to any exchange parcel. Any assignee or successor in interest shall be bound by this Agreement. Purchaser shall defend, indemnify and hold Seller harmless from and against all liability, claims, costs, damages and expenses, including, but not limited to, reasonable attorneys' fees, arising from or related to the Section 1031 exchange and not otherwise part of this Agreement.

     19. Capacity; No Personal Liability. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been executed or entered into by an officer of the Seller in his/her capacity as an officer of the Seller, which is a subsidiary of Wellsford Residential Property Trust ("Wellsford") which has been formed as Maryland Real Estate Investment Trust pursuant to a Declaration of Trust dated as of July 10, 1992, as amended, and not individually, and neither the trustees, officers or shareholders of the Seller or Wellsford shall be bound or have any personal liability hereunder or thereunder. All persons dealing with the Seller and Wellsford shall look solely to the assets of the Seller and Wellsford for satisfaction of any liability of the Seller or Wellsford in respect of this Agreement and all documents, agreements, understandings and arrangements relating to this transaction and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Seller or Wellsford or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

     20.  Miscellaneous Provisions.

          20.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          20.2  Time of the Essence.  Time is of the essence of this Agreement.

          20.3 Attorneys' Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees.

          20.4 Entire Agreement: Amendment. This Agreement sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. This Agreement may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto.

          20.5 Severability. Should any of the provisions of this Agreement be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Agreement shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties.

          20.6 No Waiver. No waiver of any right under this Agreement shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

          20.7 Heading. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

          20.8 Notices. All notices or requests required or permitted under this Agreement shall be in writing; shall be personally delivered, delivered by a reputable express delivery service or sent by certified mail, return receipt requested, postage prepaid; shall be deemed given when so delivered or mailed, irrespective of whether such notice or request is actually received by the addressee, and shall be sent to the parties at the following addresses:

     If to Seller:    Wellsford Residential Property Trust
                      101 East 26th Street, Suite 301
                      Tacoma, Washington 98421
                      Attention: Daniel M. Kelley, Vice-Chairman

                                   and

                      Wellsford Residential Property Trust
                      610 Fifth Avenue, Seventh Floor
                      New York, New York 10020
                      Attention: Edward Lowenthal

                                   and

                      Williams Kastner & Gibbs LLP
                      601 Union Street, Suite 4100
                      Seattle, Washington 98101
                      Attention: Richard D. Thaler

     If to Purchaser: Jerry W. and Diane E. Thompson
                      Post Office Box 507
                      Los Alamos, California 93440

     Either party may change the address to which notice shall be sent by notice to the other party.

          20.9 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Purchaser shall have an absolute right to assign its rights and responsibilities under this Agreement to an exchange facilitator acting on behalf of Purchaser. The term "Purchaser" as used in this Agreement shall be deemed to include the assignee under any such permitted assignment.

          20.10 Execution. This Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

          20.11 Interpretation. As used in this Agreement, the masculine shall include the feminine and neuter, the feminine shall include the masculine and neuter, the neuter shall include the masculine and feminine, the singular shall include the plural and the plural shall include the singular, as the context may require.

          20.12 Jurisdiction and Venue. In the event any action is brought to enforce this Agreement, the parties agree to be subject to exclusive in personam jurisdiction in the Superior Court for the State of Washington or in the United States District Court for the Western District of Washington and agree that in any such action venue shall be exclusively at Seattle, Washington.

          20.13 Governing Law. This Agreement shall bc governed by, and construed and enforced in accordance with, the laws of the State of Washington.

     DATED the date first above written.


                                   SELLER:

                                   HOLLY PROPERTY HOLDINGS, INC.

                                   By:  /s/  Daniel M. Kelley
                                      ___________________________
                                             Daniel M. Kelley
                                             Its:  Vice President


                                   PURCHASER:


                                   By:  /s/  Jerry W. Thompson
                                      ___________________________
                                             Jerry W. Thompson


                                   By:  /s/  Diane E. Thompson
                                      ___________________________
                                             Diane E. Thompson

                               Schedule 1 - Land

(Legal Description)



Beginning at the Northeast corner of the Southwest quarter of the Northeast quarter of Section 6, Township 19 North, Range 3 East of the Willamette Meridian; thence running West 329.5 feet; thence South 265.675 feet; thence East 329.5 feet; thence North 266 feet to the place of beginning, being Tract No. 4 of the unrecorded Plat of N.A. JONES ADDITION TO TACOMA, WASHINGTON, in Pierce County, Washington.

ALSO

That part of the East half of the following described tract lying Easterly of Sales-Seven Mile County Road:

Beginning at a point 659 feet West of the Northeast corner of the Southwest quarter of the Northeast quarter of section 6, Township 19 North, Range 3 East of the Willamette Meridian thence South 265.35 feet; thence East 329.25 feet; thence North 265.675 feet; thence West 329.5 feet to the point of beginning, in Pierce County, Washington.

Situate in the County of Pierce, State of Washington.

                                 Schedule 9.2


                   "Complete List of Current Leases, Rental
                           Agreements and Tenancies"

                                   Exhibit A


             "Allocation of Purchase Price for Personal Property"

                                   Exhibit B


                            "Assignment of Leases"

                                   Exhibit C


                                "Bill of Sale"

                                   Exhibit D


                             "General Assignment"